EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS 21 PERCENT INCREASE

IN NET INCOME FOR FIRST QUARTER

WAYNE, NJ –April 18, 2007 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today first quarter results for 2007. Net income was $49.4 million for the first quarter of 2007 compared to $40.9 million for the first quarter of 2006, an increase of 20.8 percent. Adjusting for a five percent stock dividend declared April 11, 2007, payable May 25, 2007 to shareholders of record on May 11, 2007, fully diluted earnings per common share were $0.41 for the first quarter of 2007 as compared to $0.33 per common share from the same quarter of 2006.

All other common share data presented was adjusted to reflect the stock dividend.

Set forth below are highlights of several significant events that occurred during or after the first quarter of 2007:

•

On January 1, 2007, Valley elected to adopt Statements of Financial Accounting Standards (“SFAS”) No. 159 and 157 prior to the required effective date of each standard. Valley selected the fair value measurement option for certain pre-existing financial assets and liabilities with carrying values totaling $1.6 billion and $246.2 million, respectively, immediately before the date of adoption. As a result of this election, Valley reduced stockholders’ equity by $29.5 million on January 1, 2007. See further discussion under the “Balance Sheet” section below.

•

During April 2007, Valley executed a series of interest rate derivative transactions. The purpose of the derivative transactions is to offset changes in the market value of the financial assets to which SFAS No. 159 has been applied. These derivative transactions will not be designated as hedges under SFAS No. 133, but will be marked to market through income.

•	Net income for the first quarter of 2007 includes $5.4 million in net gains before income taxes on the change in fair value of financial assets and liabilities measured under SFAS No. 159.

•	Net interest margin on a fully tax equivalent basis improved three basis points from the fourth quarter of 2006 to 3.45 percent mainly due to a reduction in higher cost time deposits.

•

Net interest income on a fully tax equivalent basis decreased $524 thousand from the fourth quarter of 2006 as loan prepayment penalties declined and there were two less days in the first quarter of 2007.

•

Valley sold a nine-story building in Manhattan for approximately $37.5 million while simultaneously entering into a long-term lease for its branch office located on the first floor of the same building. The transaction resulted in a $32.3 million pre-tax gain, of which $16.4

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

million was immediately recognized in earnings as allowed under sale-leaseback accounting rules. The remaining $15.9 million portion of the gain was deferred and will be amortized into earnings over the 20 year term of the lease.

•	Valley repurchased approximately 770 thousand of its common shares at an average price per share of $23.81 pursuant to its publicly announced share repurchase plan on May 14, 2003.

•	Valley opened two new branches, including its first branch office in Brooklyn, New York.

•	Moody’s investors service raised its rating of Valley National Bank from A2 to A1 on bank deposits and issuer rating.

•	The U.S. Banker Magazine ranked Valley 11th best among the 100 largest banks in America for its three year average return on equity.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Valley experienced stronger than normal first quarter earnings with an annualized average return on tangible shareholders’ equity of 27.99 percent, while our annualized return on average shareholders’ equity for the quarter was 21.57 percent. While we are pleased with our overall performance and credit quality, the inverted yield curve continues to contribute to higher overall funding costs and a decline in the net interest margin for the quarter compared to the same period one year ago. Valley has and will continue to diligently manage operating expenses and its balance sheet to optimize long-term returns for our shareholders.

During the first quarter, Valley took advantage of a unique situation and sold an office building in New York City for $37.5 million, far above its book or perceived value. We only needed a small portion of the building for our branch office and the sale allowed us to convert a non-earning asset into cash that can be invested to improve future earnings. Although Valley is not in the real estate business, Valley owns over 90 properties with estimated unrealized equity of over $200 million. While there are no current plans to sell these properties, management is always attentive to opportunities that will produce the best long-term returns for our shareholders.

As of March 31, 2007, Valley’s residential and home equity loan delinquency levels remained relatively low at 0.25 percent, in contrast to approximately 2.87 percent for industry-wide prime mortgage loan portfolios as recently reported by Moody’s Economy.com. We would like to reaffirm Valley is not a participant in sub-prime lending or negative amortization loan markets. Currently, less than two percent of Valley’s residential loan portfolio has certain characteristics that are common with loans often referred to as Alternative A, or Alt-A loans in the banking industry. Valley mitigates the risks associated with such loans through various underwriting requirements, such as higher income, more equity, higher FICO scores or additional guarantors unlike typical Alt-A originators who simply increase rates to reflect the higher risk. Valley’s risk-based underwriting approach has been and continues to be a key element in producing superior loan performance at Valley, as evidenced by Valley’s low current delinquency rates on the residential loan portfolio and only two Alt-A loans which are currently delinquent 30 days or more.

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

While the overall loan portfolio experienced seasonally low volumes during the first quarter, auto loans increased 13.8 percent on an annualized basis. Much of the increase is attributable to Valley’s strategic efforts to expand the geographic presence of its indirect auto loan origination franchise. Nearly 40 percent of Valley dealer auto originations were made outside of New Jersey during the first quarter of 2007, as compared to only 26 percent in the same period one year ago.

In the current interest rate environment, we believe targeted repurchases of Valley’s common shares are an attractive use of shareholders’ capital. We actively repurchased approximately 770 thousand common shares at an average price per share of $23.81 during the first quarter of 2007. On January 17, 2007, Valley’s Board of Directors approved the repurchase of approximately 3.7 million common shares in the open market or in privately negotiated transactions, in addition to approximately 326 thousand common shares available pursuant to Valley’s share repurchase plan publicly announced on May 14, 2003.

In 2007, Valley intends to continue its focused branch expansion in northern and central New Jersey and New York City. During the first quarter, two new branch offices were opened, including Valley’s first of at least three new branches expected to be opened in Brooklyn during 2007. Valley anticipates opening approximately ten de novo branches through the remainder of 2007. Our expansion strategy is to find the most attractive building sites and expand our presence in neighboring New Jersey counties, as well as Kings and Queens Counties in New York. New offices immediately add franchise value, but the additional operating costs will have a negative impact on non-interest expense in the short-term.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $97.8 million for the first quarter of 2007, a $2.5 million decrease from the same quarter of 2006 and a decrease of $524 thousand from the linked quarter ended December 31, 2006. The moderate decline in net interest income during the quarter was mainly a result of a decrease in loan prepayment penalties and two less days during the first quarter of 2007 compared to the fourth quarter of 2006.

The net interest margin on a tax equivalent basis was 3.45 percent for the first quarter of 2007, an increase of 3 basis points from the linked quarter ended December 31, 2006 and a decrease of 5 basis points from the prior year first quarter. The cost of average interest bearing liabilities declined 13 basis points from the fourth quarter of 2006 as Valley continued its efforts to reduce higher cost funding sources. However, the yield on average interest earning assets decreased 5 basis points mainly due to a 16 basis point decline in the yield on average total loans from the three months ended December 31, 2006.

Valley’s cost of total deposits remained relatively low by industry standards at 2.44 percent for the first quarter of 2007 compared to 2.52 percent for the three months ended December 31, 2006. The decrease of 8 basis points was primarily due to a $55 million reduction in higher cost brokered certificates of deposit during the first quarter of 2007.

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

Non-Interest Income

First quarter of 2007 compared with first quarter of 2006

Non-interest income for the first quarter of 2007 increased $21.7 million, or 112.0 percent from $19.4 million for the quarter ended March 31, 2006 mainly due to the $16.4 million gain on sale of the Manhattan office building. Additionally, net gains on trading securities increased $5.1 million due to the mark to market adjustment on approximately $1.2 billion in trading securities at March 31, 2007.

First quarter of 2007 compared with fourth quarter of 2006

Non-interest income for the first quarter of 2007 increased $21.3 million, or 107.4 percent from $19.8 million for the quarter ended December 31, 2006 mainly due to a $12.6 million increase in net gains on sale of premises and equipment. In the fourth quarter of 2006 and first quarter of 2007, Valley sold Manhattan office space and recognized gains of $3.8 million and $16.4 million, respectively. Net gains on trading securities increased $5.2 million from the fourth quarter of 2006 primarily due to the mark to market adjustment on approximately $1.2 billion in trading securities at March 31, 2007. Net gains on sales of loans increased $1.5 million from the fourth quarter of 2006 due to a $1.3 million mark to market adjustment on approximately $240.8 million in mortgage loans held for sale that Valley elected to carry at fair value under SFAS No. 159 on January 1, 2007. Also contributing to the increase in non-interest income for the first quarter of 2007 were net gains on securities transactions totaling $26 thousand compared to net losses on securities transactions of $2.3 million in the fourth quarter of 2006.

Non-Interest Expense

First quarter of 2007 compared with first quarter of 2006

Non-interest expense increased by $3.5 million, or 5.7 percent to approximately $64.2 million for the quarter ended March 31, 2007 from $60.8 million for the quarter ended March 31, 2006 primarily due to the addition of ten de novo branches over last twelve month period. The de novo branch openings expanded Valley’s branch network by nearly four percent as compared to the first quarter of 2006 and contributed to a $2.8 million increase in salary and employee benefits and a $431 thousand increase in net occupancy and equipment expense. Additionally, other non-interest expense increased $1.6 million due to a $1.4 million mark to market adjustment on $210.0 million in junior subordinated debentures issued to capital trusts that Valley elected to carry at fair value under SFAS No. 159 on January 1, 2007. Partially offsetting the increases, advertising expense decreased $863 thousand from $1.8 million in the first quarter of 2006 mainly due to a decrease in various Valley branding promotions.

First quarter of 2007 compared with fourth quarter of 2006

Non-interest expense increased $2.2 million, or 3.5 percent to $64.2 million for the first quarter of 2007 from $62.0 million for the linked quarter ended December 31, 2006. Salary and employee benefits increased $1.6 million primarily due to higher payroll taxes during the current period as annual tax limits on employee income reduced such expenses in the fourth quarter of 2006. Other

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

non-interest expense also increased due to a $1.4 million mark to market adjustment on $210.0 million in junior subordinated debentures issued to capital trusts. Partially offsetting the increases, advertising expense decreased $882 thousand from $1.8 million in the fourth quarter of 2006 mainly due to a decrease in various Valley branding promotions.

Income Tax Expense

Income tax expense was $21.7 million for the first quarter of 2007, reflecting an effective tax rate of 30.5 percent, compared with $14.9 million for the first quarter of 2006, reflecting an effective tax rate of 26.8 percent. The increase over the prior comparable quarter was primarily due to higher state income tax expense.

Balance Sheet

Early Adoption of SFAS No. 159

Effective January 1, 2007, Valley elected early adoption of SFAS No.159 and 157. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, Valley selected the fair value measurement option for various pre-existing financial assets and liabilities, including investment securities from both the held to maturity and available for sale portfolios with carrying values immediately prior to adoption totaling approximately $1.3 billion, mortgage loans of $254.4 million, Federal Home Loan Bank advances of $40.0 million and junior subordinated debentures issued to capital trusts (commonly known as “trust preferred securities”) of $206.2 million. The initial fair value measurement of these items resulted in a $29.5 million reduction in stockholders’ equity as of January 1, 2007. This one-time charge is comprised of a $42.9 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings offset by a $13.4 million decrease in accumulated other comprehensive loss relating to Valley’s election of the fair value option for approximately $820.5 million available for sale securities at January 1, 2007. Under SFAS No. 159, this one-time charge will not be recognized in current earnings.

Valley believes its adoption of SFAS No. 159 will have a positive impact on its ability to better manage the balance sheet and the market and interest rate risks associated with certain financial instruments, while potentially benefiting the net interest margin, net interest income, net income and earnings per common share during the remainder of 2007, as well as in future periods.

During April 2007, Valley executed a series of interest rate derivative transactions. The purpose of the derivative transactions was to offset volatility in changes in the market value of the certain financial assets subject to SFAS No. 159. These derivative transactions will not be designated as hedges under SFAS No. 133, but will be marked to market through income.

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

Loan Portfolio

During the quarter, loans decreased $291.3 million to approximately $8.0 billion at March 31, 2007 primarily due to Valley’s election to transfer $240.8 million in residential mortgage loans, at fair value as of March 31, 2007, to loans held for sale. The remaining linked quarter decrease in loans is mainly comprised of decreases in construction, commercial mortgage and commercial loans of $33.2 million, $27.3 million, and $19.7 million, respectively, partially offset by a $46.2 million increase in consumer loans. The marginal decreases seen in the loan categories above are primarily due to overall lower new loan originations combined with some anticipated large principal paydowns during the first quarter. The seasonally slow loan growth during the first quarter, especially in residential and the New York commercial lines of credit was not unexpected. However, consumer loans grew as automobile loans increased $42.7 million, or 13.8 percent on an annualized basis, during the quarter. Automobile loan volumes were exceptionally strong as Valley has focused efforts to expand the geographic presence of its indirect auto loan origination franchise.

Deposit Activity

During the quarter, deposits decreased $146.4 million from approximately $8.5 billion at December 31, 2006 due to a $56.7 million decrease in time deposits, $52.5 million decrease in non-interest bearing deposits, and a $37.2 million decline in savings, NOW, and money market deposits. Time deposits declined primarily due to management’s reduction of higher cost brokered certificates of deposit during the quarter and bids lost to retain approximately $25 million in custodial deposits. Most of the decrease in savings, NOW and money market deposits and non-interest bearing deposits was the result of seasonal declines generally seen in New York commercial customer accounts. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Credit Quality

Net loan charge-offs for the first quarter of 2007 were approximately $1.1 million compared to $584 thousand for the first quarter of 2006, and $3.9 million for the fourth quarter of 2006. The provision for credit losses was $1.9 million for the first quarter of 2007 compared to $1.3 million for the first quarter of 2006, and $3.2 million for the fourth quarter of 2006. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $30.8 million, or 0.38 percent of loans at March 31, 2007 up slightly from $28.9 million, or 0.35 percent of loans at December 31, 2006.

Loans past due 90 days or more and still accruing at March 31, 2007 were $3.0 million, or 0.04 percent of $8.0 billion of total loans, compared to $2.6 million at March 31, 2006 and $3.8 million at December 31, 2006. Total loans past due in excess of 30 days were 0.81 percent of total loans at March 31, 2007 compared with 0.84 percent at December 31, 2006.

Valley National Bancorp (NYSE: VLY)

2007 First Quarter Earnings

April 18, 2007

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 21.57 percent and 17.40 percent for the three months ended March 31, 2007 and 2006, respectively. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible equity was 27.99 percent and 22.61 percent for the same periods. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the quarter ended March 31, 2007 and 2006, annualized return on average assets was 1.63 percent and 1.34 percent, respectively.

Valley’s risk-based capital ratios were 10.50 percent for Tier 1 capital, 12.42 percent for total capital and 7.93 percent for Tier 1 leverage at March 31, 2007.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 169 branches in 111 communities serving 13 counties throughout northern and central New Jersey and New York City.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: the impact of management’s implementation of SFAS No. 159, unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

# # #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended March 31,
(in thousands, except for share data)	2007	2006
FINANCIAL DATA:

Net income	$49,434	$40,911

Net interest income	96,172	98,541

Net interest income - FTE (2)	97,768	100,238

Weighted Average Number of Shares Outstanding (3):

Basic	120,892,151	122,695,496

Diluted	121,420,900	123,123,321

Per share data (3):

Basic earnings	$0.41	$0.33

Diluted earnings	0.41	0.33

Cash dividends declared	0.20	0.20

Book value	7.74	7.63

Tangible book value (1)	6.00	5.87

Closing stock price - high	25.18	23.24

Closing stock price - low	23.05	21.01

FINANCIAL RATIOS:

Net interest margin	3.39%	3.44%

Net interest margin - FTE (2)	3.45	3.50

Annualized return on average assets	1.63	1.34

Annualized return on average shareholders’ equity	21.57	17.40

Annualized return on average tangible shareholders’ equity (1)	27.99	22.61

Efficiency ratio (4)	46.79	51.53

AVERAGE BALANCE SHEET ITEMS:

Assets	$12,158,989	$12,254,878

Interest earning assets	11,321,169	11,457,458

Loans	8,292,884	8,151,381

Interest bearing liabilities	9,312,079	9,351,694

Deposits	8,378,033	8,386,199

Shareholders’ equity	916,693	940,319

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended March 31,
(Dollars in thousands)	2007	2006
ALLOWANCE FOR CREDIT LOSSES:

Beginning of period	$74,718	$75,188

Provision for credit losses	1,910	1,294

Charge-offs	1,730	1,394

Recoveries	635	810

End of period	$75,533	$75,898

Components:

Allowance for loan losses	$73,200	$75,898

Reserve for unfunded letters of credit (5)	2,333	0

Allowance for credit losses	$75,533	$75,898

	As of March 31,
	2007	2006
BALANCE SHEET ITEMS:

Assets	$12,302,728	$12,317,577

Loans	8,040,397	8,160,800

Deposits	8,341,195	8,359,034

Shareholders’ equity	930,993	936,306

CAPITAL RATIOS:

Tier 1 leverage ratio	7.93%	8.07%

Risk-based capital - Tier 1	10.50	10.57

Risk-based capital - Total Capital	12.42	12.49

ASSET QUALITY:

Non-accrual loans	$29,069	$32,907

Other real estate owned	560	2,157

Other repossessed assets	1,130	981

Total non-performing assets	$30,759	$36,045

Loans past due 90 days or more and still accruing	$2,969	$2,627

ASSET QUALITY RATIOS:

Non-performing assets to total loans	0.38%	0.44%

Allowance for loan losses to total loans	0.91	0.93

Allowance for credit losses to total loans	0.94	0.93

Annualized net charge-offs to average loans	0.05	0.03

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

-	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

-	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended March 31,
(Dollars in thousands, except for share data)	2007	2006
Common shares outstanding	120,223,981	122,698,775

Shareholders’ equity	$930,993	$936,306

Less: Goodwill and other intangible assets	209,624	215,505

Tangible shareholders’ equity	$721,369	$720,801

Tangible book value	$6.00	$5.87

Net income	$49,434	$40,911

Average shareholders’ equity	$916,693	$940,319

Less: Average goodwill and other intangible assets	210,202	216,521

Average tangible shareholders’ equity	$706,491	$723,798

Annualized return on average tangible shareholders’ equity	27.99%	22.61%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(3)	Share data reflects the five percent stock dividend declared on April 11, 2007, to be issued May 25, 2007 to shareholders of record on May 11, 2007.
(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(5)	On January 1, 2007, Valley transferred the portion of the allowance for loan losses related commercial lending letters of credit to other liabilities.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statements of Financial Condition (Unaudited)

(in thousands, except for share data)

	March 31, 2007	December 31, 2006
Assets
Cash and due from banks	$204,026	$236,354
Interest bearing deposits with banks	11,059	7,795
Federal funds sold	222,000	175,000
Investment securities:
Held to maturity, fair value of $604,772 and $1,090,883 at March 31, 2007 and December 31, 2006, respectively	603,921	1,108,885
Available for sale	1,055,701	1,769,981
Trading securities	1,166,984	4,655

Total investment securities	2,826,606	2,883,521

Loans held for sale (includes fair value of $240,790 for mortgage loans held at March 31, 2007)	243,130	4,674

Loans	8,040,397	8,331,685
Less: Allowance for loan losses	(73,200)	(74,718)

Net loans	7,967,197	8,256,967

Premises and equipment, net	212,744	209,397
Bank owned life insurance	190,964	189,157
Accrued interest receivable	62,584	63,356
Due from customers on acceptances outstanding	8,954	9,798
Goodwill	181,497	181,497
Other intangible assets, net	28,127	29,858
Other assets	143,840	147,653

Total assets	$12,302,728	$12,395,027

Liabilities
Deposits:
Non-interest bearing	$1,943,714	$1,996,237
Interest bearing:
Savings Savings, NOW and money market	3,524,577	3,561,807
Time	2,872,904	2,929,607

Total deposits	8,341,195	8,487,651

Short-term borrowings	381,609	362,615
Long-term borrowings	2,278,581	2,278,728
Junior subordinated debentures issued to capital trusts	209,979	206,186
Bank acceptances outstanding	8,954	9,798
Accrued expenses and other liabilities	151,417	100,459

Total liabilities	11,371,735	11,445,437

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 181,796,274 shares; issued 122,412,902 shares and 122,658,486 shares at March 31, 2007 and December 31, 2006, respectively	41,211	41,212
Surplus	881,533	881,022
Retained earnings	78,533	97,639
Accumulated other comprehensive loss	(14,535)	(30,873)
Less: Treasury stock, at cost, 2,188,921 shares and 1,533,355 shares at March 31, 2007 and December 31, 2006, respectively	(55,749)	(39,410)

Total shareholders’ equity	930,993	949,590

Total liabilities and shareholders’ equity	$12,302,728	$12,395,027

*	Share data reflects the five percent common stock dividend declared on April 11, 2007 to be issued May 25, 2007 to shareholders of record on May 11, 2007.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2007	2006
Interest Income
Interest and fees on loans	$138,947	$127,428
Interest and dividends on investment securities:
Taxable	33,048	36,245
Tax-exempt	2,897	3,073
Dividends	2,037	1,429
Interest on federal funds sold and other short-term investments	2,200	222

Total interest income	179,129	168,397

Interest Expense
Interest on deposits:
Savings, NOW and money market	19,418	17,023
Time	31,764	21,721
Interest on short-term borrowings	3,978	5,411
Interest on long-term borrowings and junior subordinated debentures	27,797	25,701

Total interest expense	82,957	69,856

Net Interest Income	96,172	98,541
Provision for credit losses	1,910	1,294

Net interest income after provision for loan losses	94,262	97,247

Non-Interest Income
Trust and investment services	1,780	1,682
Insurance premiums	2,961	2,639
Service charges on deposit accounts	5,696	5,590
Gains on securities transactions, net	26	954
Gains on trading securities, net	5,428	376
Fees from loan servicing	1,390	1,587
Gains on sales of loans, net	1,671	665
Gains on sales of premises and equipment, net	16,373	0
Bank owned life insurance	2,127	2,003
Other	3,606	3,873

Total non-interest income	41,058	19,369

Non-Interest Expense
Salary expense	28,528	26,516
Employee benefit expense	7,961	7,172
Net occupancy and equipment expense	12,016	11,585
Amortization of other intangible assets	1,924	2,188
Professional and legal fees	1,655	1,933
Advertising	936	1,799
Other	11,195	9,569

Total non-interest expense	64,215	60,762

Income before income taxes	71,105	55,854
Income tax expense	21,671	14,943

Net Income	$49,434	$40,911

Earnings Per Common Share:*
Basic	$0.41	$0.33
Diluted	0.41	0.33
Cash Dividends Declared Per Common Share*	0.20	0.20
Weighted Average Number of Common Shares Outstanding:*
Basic	120,892,151	122,695,496
Diluted	121,420,900	123,123,321

*	Share data reflects the five percent common stock dividend declared on April 11, 2007, to be issued May 25, 2007 to shareholders of record on May 11, 2007.

Valley National Bancorp

(dollars in thousands)

	Loan Portfolio
	For the periods ended
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Commercial Loans	$1,447,165	$1,466,862	$1,443,539	$1,492,688	$1,449,207

Construction	493,095	526,318	514,842	515,683	456,478
Residential Mortgage	1,849,069	2,106,306	2,082,233	2,093,694	2,099,696
Commercial Mortgage	2,281,871	2,309,217	2,354,791	2,311,897	2,298,239

Total Mortgage Loans	4,624,035	4,941,841	4,951,866	4,921,274	4,854,413

Home Equity	560,577	571,138	577,587	570,500	559,118
Credit Card	8,498	8,764	8,490	8,279	8,061
Automobile	1,280,809	1,238,145	1,229,450	1,234,005	1,194,749
Other Consumer	119,313	104,935	102,155	108,946	95,252

Total Consumer Loans	1,969,197	1,922,982	1,917,682	1,921,730	1,857,180

Total Loans	$8,040,397	$8,331,685	$8,313,087	$8,335,692	$8,160,800

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 3/31/07			Quarter End - 12/31/06			Quarter End - 9/30/06			Quarter End - 6/30/06			Quarter End - 3/31/06
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,292,884	$138,983	6.70%	$8,346,362	$143,060	6.86%	$8,307,228	$140,355	6.76%	$8,243,355	$133,710	6.49%	$8,151,381	$127,472	6.26%
Taxable investments (3)	2,580,236	35,085	5.44%	2,709,053	35,484	5.24%	2,830,076	36,610	5.17%	2,919,614	37,107	5.08%	2,990,948	37,674	5.04%
Tax-exempt investments (1)(3)	279,176	4,457	6.39%	281,366	4,482	6.37%	285,387	4,502	6.31%	292,738	4,577	6.25%	297,505	4,726	6.35%
Federal funds sold and other interest bearing deposits	168,873	2,200	5.21%	152,546	2,063	5.41%	99,987	1,312	5.25%	45,313	573	5.06%	17,624	222	5.04%

Total interest earning assets	11,321,169	180,725	6.39%	11,489,327	185,089	6.44%	11,522,678	182,779	6.35%	11,501,020	175,967	6.12%	11,457,458	170,094	5.94%
Other assets	837,820			833,424			800,964			793,821			797,420

Total assets	$12,158,989			$12,322,751			$12,323,642			$12,294,841			$12,254,878

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,559,302	$19,418	2.18%	$3,603,822	$20,048	2.23%	$3,666,485	$19,886	2.17%	$3,853,598	$18,865	1.96%	$3,916,783	$17,023	1.74%
Time deposits	2,894,086	31,764	4.39%	2,938,977	33,265	4.53%	2,900,781	31,573	4.35%	2,683,610	26,095	3.89%	2,529,421	21,721	3.43%
Short-term borrowings	371,911	3,978	4.28%	373,838	4,340	4.64%	386,034	4,318	4.47%	415,298	4,142	3.99%	565,787	5,411	3.83%
Long-term borrowings (4)	2,486,780	27,797	4.47%	2,493,764	29,144	4.67%	2,492,702	27,831	4.47%	2,410,614	26,887	4.46%	2,339,703	25,701	4.39%

Total interest bearing liabilities	9,312,079	82,957	3.56%	9,410,401	86,797	3.69%	9,446,002	83,608	3.54%	9,363,120	75,989	3.25%	9,351,694	69,856	2.99%
Demand deposits	1,924,645			1,929,283			1,918,596			1,966,216			1,939,995
Other liabilities	5,572			23,404			6,832			19,487			22,870
Shareholders’ equity	916,693			959,663			952,212			946,018			940,319

Total liabilities and shareholders’ equity	$12,158,989			$12,322,751			$12,323,642			$12,294,841			$12,254,878

Net interest income/interest rate spread (5)		97,768	2.83%		98,292	2.75%		99,171	2.81%		99,978	2.87%		100,238	2.95%

Tax equivalent adjustment		(1,596)			(1,606)			(1,614)			(1,641)			(1,697)

Net interest income, as reported		$96,172			$96,686			$97,557			$98,337			$98,541

Net interest margin (6)			3.40%			3.37%			3.39%			3.42%			3.44%
Tax equivalent adjustment			0.05%			0.05%			0.05%			0.06%			0.06%

Net interest margin on a fully tax equivalent basis (6)			3.45%			3.42%			3.44%			3.48%			3.50%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.